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DoubleClick Inc.

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      This filing consists of (1) an Employee FAQ Update sent to employees of DoubleClick Inc. on May 18, 2005 and (2) an email sent by David Rosenblatt, President of DoubleClick Inc., to DoubleClick TechSolutions employees on May 18, 2005.

DOUBLECLICK EMPLOYEE FAQ
First Update
      We have received a number of questions about planned changes for DoubleClick following the closing of the acquisition by Hellman & Friedman. Many of these questions relate to our benefits package and how it will be affected after the closing. While we are unable to give specifics on potential changes to the benefit plans, as they are still under consideration, we can address generally Hellman & Friedman’s views on the issues. Hellman & Friedman has indicated that it intends to minimize any changes or disruptions to our benefits programs and to keep most benefits substantially similar to our current plans. The only exceptions to this general approach are DoubleClick’s equity compensation plans and DoubleClick’s sabbatical policy where Hellman & Friedman is reviewing and considering the right structure for these benefits to support the business going forward.
      Hellman & Friedman has provided us with some details around why they are reviewing these policies, which we would like to share with you before answering your more detailed questions below.
      Stock Options: As indicated in the previous FAQ that was circulated on April 25, 2005, DoubleClick’s current equity incentive plans will terminate upon the closing of the merger. However, Hellman & Friedman believes that appropriate incentives are critical to the company’s success going forward in order to retain the key people and promote strong performance. To that end, Hellman & Friedman has indicated that it will create a new incentive plan that includes either stock options or bonus incentives for appropriate employees. This plan will be reviewed to ensure that it is competitive with the market and will be communicated to employees after the merger closes.
      Sabbaticals: Employees who have earned their sabbatical but have not taken it prior to the merger closing will remain entitled to their sabbatical. However, with many people recently qualifying for the sabbatical benefit, we have experienced an increasing strain on our ability to manage workload. As a result, Hellman & Friedman has indicated that it will explore whether the sabbatical plan is the best way for the company to reward long service going forward. Under the terms of the merger agreement, however, if the new benefits plan implemented following the closing does not include sabbaticals, employees who have earned their sabbaticals will be paid in lieu of it. Therefore, at the company’s option, an employee who has earned his or her sabbatical would either be given the opportunity to take his or her sabbatical following the closing in accordance with DoubleClick’s Sabbatical Policy, or paid out in lieu of it. Also, if a sabbatical eligible employee’s employment is terminated by the company after the merger closes, he or she will be paid an amount in cash equivalent to his or her sabbatical.
Update to Employee FAQ

1.	Will stock options be awarded at the time of the mid-year reviews? What will happen to mid-year stock grant?

DoubleClick will not be issuing new option grants for new hires or existing employees before the closing of the merger.

2.	Will there still be some type of mid-year incentive in lieu of stock options?

It has not yet been determined whether there will be mid-year incentive awards in lieu of stock options. The nature of these awards may depend on the timing of when the merger closes and would require the input of Hellman & Friedman. We would communicate plans to employees if and when a decision has been made.

3.	What will happen to my unvested options if I leave DoubleClick before the closing date?

If an employee leaves DoubleClick prior to the closing of the merger, that employee’s options will cease vesting as of his or her termination date. As a result, any unvested options held by an employee who leaves DoubleClick prior to the closing of the merger will be cancelled at the date of termination. After they leave DoubleClick, employees have 90 days to exercise their vested options granted before June 1, 2002 and 6 months to exercise vested options granted on or after June 1, 2002. As of the closing date, an employee’s vested options will be converted into the right to receive in cash the difference between $8.50 and the exercise price per option.

4.	Will there be some sort of profit sharing benefit when DoubleClick is a private company?

Hellman & Friedman anticipates having DoubleClick continue to compensate people based on the performance of the underlying business. While no plan has been created, it is expected that more information will be available on this as soon as possible after the closing.

5.	What will the process for exercising options be? Will there be a fee to convert options?

Upon the closing of the merger, your options will be converted into the right to receive in cash the difference between $8.50 and the exercise price per option, less applicable withholding taxes. After the merger closes, employees will receive paperwork with instructions on how to cash in their options. There is not expected to be a fee to convert your options to cash, but standard withholding taxes will apply.

6.	Where can I find my stock option and 401(k) info?

Stock option information is held by Salomon Smith Barney and can be accessed via the employee intranet by clicking the SSB Access link in the toolkit section. 401(k) information can also be accessed from the employee intranet by visiting the Prudential Online link in the toolkit section.

7.	Is it possible that the eligibility for sabbaticals may be accelerated?

There are no plans for the eligibility for sabbaticals to be accelerated.

8.	Will DoubleClick’s maternity or paternity leave policy change?

DoubleClick has no current plans to change its maternity or paternity leave policy. After the closing, Hellman & Friedman will evaluate the policies along with our other employee benefit plans.

9.	What happens to employees that are on a visa sponsored by DoubleClick? Will the visas be honored after the merger closes?

Visa applications that have already been filed will be honored by the company. All future visa applications will be subject to the regular approval process. Going forward, Hellman & Friedman has indicated that it is committed to attracting and retaining the best talent and sponsoring visas where that is deemed appropriate.

10.	What happens to the tuition reimbursement program? Will employees still be reimbursed for tuition reimbursement?

The tuition reimbursement policy has not changed. Any approved tuition reimbursement will be honored by DoubleClick. Any future classes which fall into the tuition reimbursement category must be approved under our standard policy. Again, Hellman & Friedman has indicated that it supports development opportunities for the employees of DoubleClick and they do not currently have any plans to change this policy.

11.	Will Data and Tech be separate entities prior to the closing?

DoubleClick will continue to operate its business in the ordinary course until the merger closes. Therefore, Data and Tech will not become separate entities prior to closing.

12.	What are the acquirer’s performance expectations for DoubleClick (e.g., financial targets)?

Hellman & Friedman is investing based on its belief in the significant opportunities ahead for the business. They will work closely with management to develop appropriate specific financial targets.

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13.	What is happening to offices that have lease terms expiring this year?

DoubleClick will work with Hellman & Friedman to make the right long-term decisions about lease renewals. To date, no decisions have been made around lease terminations or extensions.

14.	What happens to my shares of DoubleClick stock held in the Employee Stock Purchase Plan (ESPP)? Will the ESPP continue after the closing?

Prior to closing of the transaction, employees that participate in the ESPP will be permitted to remain in the plan. However, pursuant to the terms of the ESPP, employees will not be permitted to join the ESPP going forward. The ESPP will be terminated on the earlier of the closing of the transaction or as of July 31, 2005, which is the end of the current purchase period under the ESPP.

If the closing of the transaction occurs prior to July 31, 2005, shares of DoubleClick stock held in the ESPP, including the pro rata portion of the shares acquired since February 1, 2005, will be converted into the right to receive $8.50 per share in cash upon the closing. ESPP participants will receive additional documentation that will describe the treatment of shares held in the ESPP. If the closing of the transaction occurs after July 31, 2005, the ESPP will already have been terminated and participants in the ESPP will already have received a distribution of their ESPP shares from the current purchase period, which (1) subject to the DoubleClick securities trading policy, you may sell in the open market prior to closing, or (2) will be converted into $8.50 per share upon the closing.

15.	How does the announcement impact my job? Will my compensation change?

In general, our day-to-day activities will not change and it will be business as usual. Hellman & Friedman has agreed to provide to continuing employees a total compensation package (including benefits but not including equity awards) that is in the aggregate no less favorable than the total compensation package currently provided to our employees for at least six months after the closing. After the closing of the merger, Hellman & Friedman will review our policies and benefits with management to determine if they want to change any in the future.

16.	How and when will information be disseminated going forward?

We will try to pass on information when it becomes available through your managers and through additional FAQs like this one. As we are sure you will understand, there are many issues that require substantial planning that are being reviewed right now, and we want to ensure that we have thought through all of the issues before we communicate the details. So, although we may not always have immediate responses for you, we do appreciate your patience and understanding as we work to review the issues and respond to your questions.

17.	Will the questions and subsequent answers to the questions submitted to this email address be shared with all employees (e.g. ongoing updates to the FAQ document on DC intranet portal)?

The Employee FAQs will be available on the employee intranet and periodic updates will be distributed via email.

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Email to TechSolutions Employees of DoubleClick Inc.
To: DoubleClick TechSolutions Employees
From: David Rosenblatt, President
Subject: DoubleClick Update
Date: May 18, 2005
      I am unbelievably excited about the prospects for DoubleClick. I have been with the company for eight years, and in that time I have had the opportunity to participate in many different phases of the company.
      This time it’s different.
      With Hellman & Friedman’s support, we will have the opportunity to make strategic decisions that we feel are the best for the success of the business, in both the short term and long term. After the closing, we will focus our internal resources on the basics of what made DoubleClick a great company from the start — online marketing.
      The Tech team will be 100% focused on the business of online marketing. Can you imagine what we can do once every single person on our team is working toward this same single goal?
      So with that in mind, what do the next 100 days look like?
      Simply put, I am focused on ensuring that we develop the right team and the right resources to be even more successful than we’ve been in the past. To execute this I have come up with five guiding principles/questions that will govern every decision:

1. Do we have a very clear strategic focus? Every decision needs to be made with clear purpose and a focus on our customers’ needs. If it deviates from our mission, we don’t do it. Period.

2. Are we making everything simple and transparent? We cannot complicate our business with competing goals and complex processes. In the new structure I am working on, we’ll make sure that every employee has very clear and aligned goals with the rest of his/her team and the organization.

3. Does every single person have accountability? Everyone in the company will have crystal clear goals and will be held accountable for their success or failure. We can’t have failure, and we need to know where the organization isn’t working. We’ll take risks and sometimes we won’t succeed, but with clear goals and appropriate accountability, I am certain that our successes will far outweigh any failures.

4. Are we competitive in the marketplace? Too often we focus on the reasons why we “can’t” get something done. It’s time now to start focusing on how we can get it done. When we meet with customers, we need to find solutions that work for them and know that our colleagues will all work together to help make it happen. This is the only way we will continue to lead the industry.

5. Are we having fun? We need more of that!
      As we work on new initiatives for DoubleClick, I will question whether or not it fits into one of these five categories.
      I have recently spent a lot of time on the road talking to employees, clients and industry analysts. The excitement that I share for the future has been echoed by many. Clients are excited that DoubleClick can be more focused on solving their online marketing issues.
      I get asked a lot of questions on the organizational structure and the brand. The goal is to provide a greater degree of clarity regarding these topics in the period following the close. Over the next few months, I will be spending a great deal of time making sure we are prepared to arrive at the right decision. Whenever possible, I plan to provide updates as we hit milestones. And while I can’t always comment on all developments, I will always be open and honest in my communication with you.
      DoubleClick is in a fantastic place right now. We have great assets, we are in an industry that is growing and our products are market leaders. We have only just begun.
      Here’s to a great journey!
      “There is nothing wrong with change, if it is in the right direction.” — Lord Winston Churchill

Important Additional Information and Where to Find It
      This communication may be deemed to be solicitation material in respect of the proposed acquisition of DoubleClick by Click Holding Corp., an entity affiliated with the private equity investment funds of Hellman & Friedman Capital Partners V, L.P. and JMI Equity. In connection with the proposed transaction, DoubleClick has filed a preliminary proxy statement with the SEC and will be filing other documents with the SEC. Before making any voting or investment decision, DoubleClick’s stockholders and investor are urged to read the preliminary proxy statement and the definitive proxy statement when it becomes available, as well as any other relevant documents, carefully in their entirety because they will contain important information about the proposed transaction. The preliminary proxy statement on file with the SEC and the definitive proxy statement and other relevant material (when they become available), and any other documents filed by DoubleClick with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov.
      In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement (when it becomes available) from DoubleClick by contacting Investor Relations, DoubleClick Inc., 111 Eighth Avenue, New York, NY 10011, telephone: (212) 683-0001 or by contacting Georgeson Shareholder Communications Inc., DoubleClick’s proxy solicitor, toll-free at (800) 491-3132.
      DoubleClick and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding DoubleClick’s directors and executive officers is contained in DoubleClick’s Form 10-K for the year ended December 31, 2004, as amended, which is filed with the SEC. Additional information regarding the interests of potential participants is included in the preliminary proxy statement on file with the SEC and will be included in the definitive proxy statement and other relevant documents filed with the SEC when they become available.
Cautionary Note Regarding Forward-Looking Statements
      Statements in this document regarding the proposed merger transaction, the expected effects, timing and completion of the proposed transaction and any other statements about DoubleClick’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of the buyer to consummate the necessary debt financing arrangements set forth in a commitment letter received by Parent or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in DoubleClick’s industry, lack of growth or decline in online advertising or marketing, changes in government regulation, failure to manage the integration of acquired companies, failure to successfully manage the DoubleClick’s international operations and other risks that are contained in documents and the other factors described in DoubleClick’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and DoubleClick’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, which are filed with the SEC. In addition, any forward-looking statements represent DoubleClick’s estimates only as of today and should not be relied upon as representing DoubleClick’s estimates as of any subsequent date. DoubleClick disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.